EXHIBIT 2.1

                                AMENDMENT TO NOTE


         This Amendment to Note is made October 1, 1999 between KIELDUFF INVESTMENTS LIMITED ("Maker") and SVI HOLDINGS, INC. ("Holder").

                                   BACKGROUND
                                   ----------

Maker executed a Note dated December 31, 1998 ("Note") pursuant to which Maker borrowed the sum of $18,108,000, which sum is secured by a Pledge Agreement dated December 31, 1998. The balance of accrued interest due under the Note through September 30, 1999 will be $355,571.51. Maker has requested an extension of the due date of the Note from October 1, 1999 to February 15, 2000. As a condition to Holder granting an extension of the due date of the Note, Maker agrees to pay to Holder the $355,571.51 of accrued interest due under the Note through September 30, 1999.

Maker and Holder now agree as follows:

         1. CONDITIONS PRECEDENT. Holder has no obligation under this Amendment and the terms of the Note remain in full force and effect, unmodified by the terms of this Amendment, unless prior to October 29, 1999, Maker shall have delivered to Holder immediately available funds in the amount of $355,571.51 to be applied towards accrued interest due under the Note through September 30, 1999.

         2. PAYMENT EXTENSION. Paragraph 1 of the Note is hereby deleted, and the following provision substituted in its place:

         "Payments. All amounts of principal and interest due under this Note shall be paid to Holder on or before February 15, 2000."

         3. CONFIRMATION OF NOTE. All other terms and provisions of the Note not amended remain in full force and effect.

         4. NO WAIVER. Except as specifically provided in this Amendment, Holder has no obligation, nor has Holder made any commitment or representation, to waive any further or additional defaults or to provide any additional extension of the due date.

         5. NO NOVATION. This Amendment does not constitute a novation or a renewal of the Note, but rather a modification of the Note.

         6. GENERAL. This Amendment is governed by and construed under the laws of the State of California. This Amendment represents the entire agreement between the parties and neither party shall be bound by any prior discussions, proposals or oral agreements.

         7. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.


KIELDUFF INVESTMENTS LIMITED,                     SVI HOLDINGS, INC.,
an Ireland company                                a Nevada corporation


By:  /s/ Peter Nagle                              By: /s/ Barry M. Schechter
   ------------------------                          -----------------------
Name:  Peter Nagle                                Name: Barry M. Schechter
Title: Director                                   Title: Chief Executive Officer



ACKNOWLEDGED AND CONSENTED TO BY:

SYSTEMS FOR BUSINESS INCORPORATED,
a British Virgin Islands corporation

By: Peter Nagle
Name: Peter Nagle
Title: Officer